Filed pursuant to Rule 433
Dated 11-April-2006
Registration No. 333-132201

Toyota Motor Credit Corp

Final Term Sheet

Lead Managers:HSBC Securities (USA) Inc. (100%)

Structure: 3yr nc 1yr Float/Fixed Medium Term Notes
Ratings: Aaa / AAA
Pricing Date: April 11, 2006
Interest Accrual Date: April 20, 2006
Settlement Date: April 20, 2006
Initial Call Date: April 20, 2007
Maturity Date: April 20, 2009
Form of Note: Senior Notes
Form of Offering: SEC Registered Medium Term Notes
CUSIP: 89233PYA8

Transaction Details

Principal Amount: $100,000,000

Year 1:
Pricing Benchmark: 3M USD LIBOR
Interest Rate Source: USD-Libor-BBA (Reuters/Telerate Inc Page 3750)
Coupon: 3M USD LIBOR + 10 bps
Coupon Reset & Payment Dates: Quarterly
Coupon Pay Basis: Act/360
Interest Rate Determination: Two London Business Days
Day Count Convention: Modified Following with Adjustment

Call Provision:
Coupon Call Dates: April 20th, 2007 and semi-annually thereafter
Call Type: Bermuda. Semi-annual (in whole) on coupon payment dates Call Notice on Note: 10 New York Calendar Days
Call Price: Par (100.00)

Years 2 & 3:
Fixed Coupon: 5.625%
Fixed Interest Payment: Semi-Annually on October 20th and April 20th
Day Count: 30/360
Day Count Convention: Following, Unadjusted
Price to Investor: 100.000%
Gross Fees: 0.00%
All-In Price to Issuer: 100.00%
Net Proceeds: $100,000,000
Minimum Denominations: $100,000 and integral multiples of $1,000 thereafter Delivery Instructions: DTC#2467

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.